Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 701 Fifth Avenue Suite 5100 Seattle, Washington 98104-7036 O: 206.883.2500 F: 206.883.2699
February 4, 2026
nLIGHT, Inc.
4637 NW 18th Avenue
Camas, Washington 98607
Re:    Registration Statement on Form S-3
Ladies and Gentlemen:
This opinion is furnished to you in connection with the offering by nLIGHT, Inc., a Delaware corporation (the “Company”), of 4,573,863 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), including up to 596,590 shares that may be issued and sold pursuant to the exercise of an option to purchase additional shares of common stock of the Company, pursuant to a Registration Statement on Form S-3 (Registration No. 333-293159) (the “Registration Statement”), filed by the Company on February 3, 2026 with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement related to the Shares filed by the Company with the SEC pursuant to Rule 424(b) promulgated under the Securities Act (together with the Base Prospectus, the “Prospectus”).
We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Prospectus and pursuant to an underwriting agreement entered into by and among the Company and Stifel, Nicolaus & Company, Incorporated, Robert W. Baird & Co. Incorporated, William Blair & Company, LLC and Raymond James & Associates, Inc., as representatives of the several underwriters named in Schedule I thereto, substantially in the form attached as an exhibit to a Current Report on Form 8-K to be filed on or about February 4, 2026 by the Company with the SEC (the “Underwriting Agreement”).
We are acting as counsel for the Company in connection with the sale of the Shares by the Company. In such capacity, we have examined the Registration Statement (including exhibits thereto), the Prospectus and the Underwriting Agreement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.
We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.
AUSTIN    BOSTON    BOULDER     BRUSSELS    CENTURY CITY      HONG KONG     LONDON    LOS ANGELES     NEW YORK     PALO ALTO SALT LAKE CITY      SAN DIEGO      SAN FRANCISCO       SEATTLE      SHANGHAI       WASHINGTON, DC       WILMINGTON, DE

nLIGHT, Inc.
February 4, 2026

On the basis of the foregoing, we are of the opinion that the Shares to be issued and sold by the Company have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Underwriting Agreement, such Shares will be validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K, to be filed on or about February 4, 2026, and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus forming part of the Registration Statement.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.